Exhibit 5.1

Schiff Hardin LLP
233 South Wacker Drive
Suite 6600
Chicago, IL 60606
T 312.258.5500
F 312.258.5600
schiffhardin.com

November 14, 2017	Robert J. Minkus
(312) 258.5584
rminkus@schiffhardin.com

NiSource Inc. 801 E. 86th Avenue Merrillville, Indiana 46410	NiSource Finance Corp. 801 E. 86th Avenue Merrillville, Indiana 46410

Ladies and Gentlemen:

We have acted as counsel to NiSource Finance Corp., an Indiana corporation (the “Company”), and NiSource Inc., a Delaware corporation (“Parent”), in connection with (i) a registration statement on Form S-3ASR (File Nos. 333-214360 and 333-214360-01) (the “Registration Statement”) filed by the Company and Parent with the Securities and Exchange Commission (the “Commission”) on November 1, 2016 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement, which became effective upon filing pursuant to Rule 462(e) under the Securities Act, relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, debt securities of the Company in one or more series and Parent’s guarantee with respect to such debt securities. We have also acted as counsel to the Company and Parent in connection with the issuance and sale by the Company to the underwriters of $500,000,000 aggregate principal amount of the Company’s 2.650% Notes due 2022 (the “Notes”), such Notes being fully and unconditionally guaranteed (the “Guarantee”) by Parent, in an underwritten public offering pursuant to a Terms Agreement dated November 8, 2017 among the Company, Parent and the underwriters named therein (the “Terms Agreement”).

The Notes and the Guarantee are to be issued under an Indenture, dated as of November 14, 2000 (as supplemented, the “Indenture”) among the Company, Parent and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as trustee, as filed as Exhibit 4.1 to Parent’s registration statement on Form S-3 filed November 17, 2000 (Registration No. 333-49330).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company and Parent, public officials and other appropriate persons.

NiSource Inc.

NiSource Finance Corp.

November 14, 2017

In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed, other than the Company or Parent, (a) is validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of their respective obligations under, the documents executed or to be executed by each party thereto, other than the Company or Parent, do not violate any law, rule, regulation, agreement or instrument binding upon such party and (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company or Parent.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Notes and the Guarantee, when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the underwriters in accordance with the terms of the Terms Agreement, will be legal, valid and binding obligations of the Company or Parent, as applicable, enforceable against the Company or Parent, as applicable, in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

A.    The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of the Notes and the Guarantee are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.    The foregoing opinions are limited to the laws of the State of New York (excluding the “blue sky” laws of such state) and the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

NiSource Inc.

NiSource Finance Corp.

November 14, 2017

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed November 14, 2017 and to the reference to us under the caption “Legal Matters” in the prospectus supplement dated November 8, 2017 with respect to the Notes and the Guarantee and the prospectus dated November 1, 2016 contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Robert J. Minkus
Robert J. Minkus